Exhibit 99.1

Cynapsus Therapeutics Securityholders Approve the Plan of Arrangement
with Sunovion Pharmaceuticals

TORONTO - October 13, 2016 – Cynapsus Therapeutics Inc. (“Cynapsus”) (NASDAQ:CYNA) (TSX: CTH), a specialty central nervous system pharmaceutical company developing a fast-acting, easy-to-use, sublingual thin film for the on-demand management of debilitating OFF episodes associated with Parkinson’s disease (“PD”), is pleased to announce today that at its special meeting of shareholders and warrantholders (collectively, the “Securityholders”) held earlier today (the “Meeting”), Securityholders approved the special resolution (the “Arrangement Resolution”) authorizing the previously announced plan of arrangement (the “Arrangement”) with Sunovion Pharmaceuticals Inc. (the “Purchaser”). Pursuant to the terms of the Arrangement, the Purchaser will acquire all of the outstanding (i) common shares of Cynapsus for US$40.50 cash per common share and (ii) warrants of Cynapsus for US$40.50 cash per warrant minus the exercise price of each warrant. As announced on August 31, 2016, the transaction values Cynapsus at approximately US$624 million (or approximately C$820 million).

The Special Resolution was approved by approximately 99.97% of the common shares and warrants, voting together as one class, voted in person or represented by proxy at the Meeting, as well as by a “majority of the minority” as required pursuant to Multilateral Instrument 61-101. The implementation of the Arrangement remains subject to the granting of the final order by the Ontario Superior Court of Justice, the receipt of required regulatory approvals and the satisfaction or waiver of other customary closing conditions. The application to the Ontario Superior Court of Justice to obtain the final order approving the Arrangement is scheduled for October 17, 2016. If court approval is obtained and the other conditions to the completion of the Arrangement are satisfied or waived, Cynapsus expects that the Arrangement will be completed on or about October 21, 2016.

Beneficial Securityholders are not required to take any action in respect of the completion of the Arrangement. The cash to be paid to beneficial Securityholders following completion of the Arrangement is expected to be credited to the beneficial Securityholders’ broker, trustee, financial institution, dealer, bank, trust company, custodian, nominee or other intermediary account through the procedures in place for such purposes between CDS and such intermediaries. Beneficial Securityholders should contact their intermediary if they have any questions regarding this process. In order for a registered Securityholder to receive the cash consideration for the common shares or warrants following completion of the Arrangement, he, she or it must complete, sign, date and return the letter of transmittal, in accordance with the instructions set out therein that was mailed to all registered Securityholders in connection with the Meeting. The letter of transmittal is available on SEDAR at www.sedar.com.

About Cynapsus

Cynapsus is a specialty central nervous system pharmaceutical company that has been developing a fast-acting, easy-to-use, sublingual thin film for the on-demand management of debilitating OFF episodes associated with PD. For additional company information, please visit www.cynapsus.ca.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of applicable securities laws, including, without limitation, Cynapsus’ expectation relating to the Arrangement, including receipt of court and regulatory approvals of, and the satisfaction of other conditions for, the Arrangement. These forward-looking statements include information about possible or assumed future events or results of Cynapsus’ business, products, plans and objectives. These forward-looking statements are based on current expectations and beliefs and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ from those anticipated in such forward-looking statements as a result of risks and uncertainties, and include, but are not limited to, Cynapsus’ ability to obtain court, regulatory and other approvals in connection with the Arrangement; uncertainties as to the timing of the completion of the Arrangement, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Arrangement and those factors identified under the caption “Risk Factors” in Cynapsus’ Form 10-Q for the quarter ended June 30, 2016 filed with the United States Securities and Exchange Commission (the “SEC”) on August 10, 2016, and its other filings and reports in the United States with the SEC available on the SEC’s web site at www.sec.gov, and in Canada with the various Canadian securities regulators, which are available online at www.sedar.com. Furthermore, unless otherwise stated, the forward-looking statements contained in this press release are made as of the date of this press release, and Cynapsus has no intention and undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes or otherwise, except as required by law.

Additional Information and Where to Find It

Further information regarding the Arrangement is contained in an information circular that Cynapsus has prepared and mailed to its Securityholders in connection with the Meeting. Securityholders may obtain a copy of the arrangement agreement, information circular and other related materials at www.sec.gov and www.sedar.com.

This press release is for informational purposes only. It does not constitute an offer to purchase securities of Cynapsus or a solicitation or recommendation statement under the rules and regulations of the SEC or other applicable United States laws.

Contact Information

Company Contact:

Kristen Galfetti

Vice President, Investor Relations

(416) 703-2449 x246

kgalfetti@cynapsus.ca

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